Exhibit 23.1

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Reports dated January 16, 2007 relative to the financial statements of J-Kan, Inc. and subsidiary as of July 31, 2005 and 2006 and for the years then ended.  In addition, the Report dated April 22, 2007 for the period ended January 31, 2007.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

April 22, 2007